ASSIGNMENT OF RIGHTS UNDER LETTER OF INTENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Golden Group Services, Ltd., does hereby assign and transfer to Aviation Surveillance Systems, Inc. all of its right, title, and interest in the following agreement and related documents, together with all rights accrued or to accrue under such documents:

Letter of Intent for Checotah Field Development Project dated May 19, 2010  wherein Golden Group Services, Ltd. is the Purchaser and Shale Gas Partners, LLC and Checotah Pipeline, LLC are the Sellers.

Golden Group Services, Ltd.

By: /s/ Brad Van Siclen
Its:  Director

Dated:  June 3, 2010